Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jen Johnson, 262-703-5241, Jen.Johnson@Kohls.com

Kohl’s Announces Sona Chawla as Chief Operating Officer

MENOMONEE FALLS, Wis. (November 17, 2015) – Kohl’s Department Stores (NYSE: KSS) today announced the appointment of Sona Chawla to the newly created position of Chief Operating Officer, reporting directly to Kohl’s chairman, chief executive officer and president Kevin Mansell.

Chawla, who will join Kohl’s on November 30, will have leadership responsibility for Kohl’s full omnichannel operations. She will oversee all store operations, logistics and supply chain network, information and digital technology, e-commerce strategy, planning and operations, and store construction and design.

“The search for this role has been exhaustive and dynamic,” said Kevin Mansell, Kohl’s chairman, chief executive officer and president. “As our future vision for Kohl’s developed under our Greatness Agenda, the search for this role dramatically evolved. We saw an enormous opportunity to create something truly unique in retail – a leader that has oversight for the full omnichannel experience. When stores, online and digital teams are not just compatible but truly integrated, new thinking and new ways of delivering a seamless customer experience emerge.”

“We’ve never been more clear about the future of the company or the types of leaders that we need in place to deliver against our vision and Sona is exactly the right leader to join us,” said Mansell. “Sona will lead the seamless integration of all of our operations – from our stores to our website to all of our digital touchpoints with our customers. Her depth of experience in retail and her understanding of how to fully integrate technology and e-commerce into a retail experience will help Kohl’s elevate our customer conveniences across all channels.”

"I’m very happy to join the Kohl’s team,” said Sona Chawla. “Today’s retail customer expects conveniences that make shopping easier and more inspiring, no matter where or how they shop. Kohl’s Greatness Agenda has set the strategic framework in place for the company to deliver a truly compelling and engaging shopping experience in-store, online and across digital devices. I’m thrilled to be part of the bright future at Kohl’s.”

Along with chief merchandising and customer officer Michelle Gass, Chawla is expected to be a potential candidate in the company’s long-term CEO succession planning.

Prior to joining Kohl’s, Chawla spent seven years with Walgreens in a variety of senior leadership roles including president of e-commerce. Most recently, Chawla was president of digital and chief marketing officer. During her tenure with Walgreens, Chawla led a team responsible for developing industry-leading digital innovations that significantly enhanced core aspects of the company’s customer experience such as refilling prescriptions in seconds, printing photos from smartphones directly to stores, enabling seamless shopping through the integration of their loyalty program, coupons and mobile payments in store and launching digital health coaching and telehealth. Prior to joining Walgreens, she was vice president of global online business at Dell, Inc. Before Dell, she worked at Wells

Fargo’s Internet Services Group, where she held several roles including executive vice president of online sales, service and marketing. Chawla also worked at Andersen Consulting and Mitchell Madison Group.

About Kohl’s
Kohl’s (NYSE: KSS) is a leading specialty department store with 1,166 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to its communities, Kohl’s has raised more than $274 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

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